Exhibit 10.1

EXECUTION VERSION

AGREEMENT FOR PURCHASE AND SALE
OF REAL PROPERTY

this agreement FOR PURCHASE AND SALE OF REAL PROPERTY (this “Agreement”) is made as of January 8, 2025 (the “Effective Date”), by and among the entities set forth in the column titled “Buyer” on Exhibit D attached hereto, each a Delaware limited liability company (individually and/or collectively, as the context may require, “Buyer”), and SouthState Bank, N.A., a national banking association (“Seller”).

for and in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Terms and Definitions.

The terms listed below shall have the respective meaning given them as set forth adjacent to each term.

“Allocated Deposit Amount” means, with respect to each Property, a portion of the Earnest Money equal to the product of (i) the total Earnest Money multiplied by (ii) the quotient of (x) the Allocated Purchase Price for such Property divided by (y) the Purchase Price.

“Allocated Purchase Price” has the meaning ascribed to such term in Section 3(d) hereof.

“Anti-Money Laundering and Anti-Terrorism Laws” has the meaning ascribed to such term in Section 11(n) hereof.

“Buildings” shall mean all buildings located on the Land.

“Business Day” means any day other than Saturday, Sunday or any federal legal holiday. The last day of any period of time described herein shall be deemed to end at 5:00 p.m. Eastern Standard Time.

“Buyer’s Notice Address” shall be as follows, except as same may be changed pursuant to Section 15 hereof:

c/o Blue Owl Real Estate Capital LLC

30 N. LaSalle St., Suite 4140

Chicago, IL 60602

Attn: Asset Management

Email: RealEstateTransactions@blueowl.com

With a copy to:

Kirkland & Ellis LLP
333 West Wolf Point Plaza

Chicago, Illinois 60654
Attn.: David A. Rosenberg, P.C. & Michael C. Shultz
Email: david.rosenberg@kirkland.com & michael.shultz@kirkland.com

“Closing” shall mean the consummation of the transactions contemplated by this Agreement.

“Closing Date” shall mean the actual date of Closing, as provided in Section 9(e) hereof.

“Claim Cap” has the meaning ascribed to such term in Section 9(d) hereof.

“Code” has the meaning ascribed to such term in Section 11(m) hereof.

“Demand” has the meaning ascribed to such term in Section 8(b) hereof.

“Due Diligence Period” shall mean the period beginning on the Effective Date and extending until 5:00 p.m. (Eastern Standard Time) on the date that is thirty (30) days from the date thereof.

“Earnest Money” shall mean $14,000,000.00 (together with all interest accrued thereon).

“ERISA” has the meaning ascribed to such term in Section 11(m) hereof.

“Environmental Laws” means all laws, permits, orders and other legally-binding declarations of any governmental authority pertaining to environmental, health or safety matters, pollution, odors, noise, mold or Hazardous Substances, including but not limited to the (1) Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq.), (2)  Hazardous Substances Transportation Act (49 U.S.C. §1802 et seq.), (3) Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), as amended by the Hazardous and Solid Wastes Amendments of 1984, (4) Water Pollution Control Act (33 U.S.C. §1251 et seq.), (5) Safe Drinking Water Act (42 U.S.C. §300f et seq.), (6) Clean Water Act (33 U.S.C. §1321 et seq.), (7) Clean Air Act (42 U.S.C. §7401 et seq.), (8) Solid Waste Disposal Act (42 U.S.C. §6901 et seq.), (9) Toxic Substances Control Act (15 U.S.C. §2601 et seq.), (10) Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. §11001 et seq.), (11) Radon Gas and Indoor Air Quality Research Act of 1986 (42 U.S.C. §7401 et seq.), (12) National Environmental Policy Act (42 U.S.C. §4321 et seq.), (13) Superfund Amendment Reauthorization Act of 1986 (42 U.S.C. §9601 et seq.), (14) Occupational Safety and Health Act (29 U.S.C. §651 et seq.), (15) Refuse Act of 1999 (33 U.S.C. § 407 et seq.), (16) Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), (17) Marine Protection, Research and Sanctuaries Act (33 U.S.C. § 1401 et seq.), (18) Noise Control Act (42 U.S.C. §  4902 et seq.), (19) Atomic Energy Act (42 U.S.C. §  2011 et seq.) and (20) Nuclear Waste Policy Act of 1982 (42 U.S.C. § 10101 et seq.), and any similar state or local laws and any and all rules and regulations in effect under such laws.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Executive Order” has the meaning ascribed to such term in Section 11(n) hereof.

“Expense Cap” shall mean $2,000,000.00.

“FIRPTA” has the meaning ascribed to such term in Section 11(i) hereof.

“Hazardous Substances” shall mean any hazardous or toxic materials, substances or wastes, such as (a) substances defined as “hazardous substances”, “hazardous materials” or “toxic substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (42 USC Section 9601, et seq.) and/or the Hazardous Materials Transportation Act (49 USC Section 1801, et seq.), as either of such acts are amended from time to time; (b) any materials, substances or wastes which the exposure to, or release or presence of which is or may be prohibited, limited or regulated by any governmental authority, or that does or is reasonably likely to pose a hazard to human health or safety or to the environment; (c) asbestos, petroleum and petroleum based products, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), per- and polyfluoroalkyl substances, and freon and other chlorofluorocarbons; and (d) those substances defined as any of the foregoing in the regulations adopted and publications promulgated pursuant to each of the aforesaid laws.

“Improvements” shall mean all structures, improvements and fixtures owned by Seller located on the Land, including the Buildings (excluding ATMs/night drop boxes).

“Intangible Property” shall mean Seller’s interest in all transferable licenses, permits, entitlements, development rights, approvals, certificates of occupancy, utility agreements, architectural and engineering plans and specifications, site plans, surveys and schematics, and all warranties and guaranties used exclusively in connection with the operation of the Properties, if any, but excluding the name of Seller and any derivation thereof and all intellectual property rights. Intangible Property shall exclude any of the above items that are related to Seller’s operation of their business and shall only include Intangible Property specifically relating to the Properties.

“Land” shall mean all of the parcels described and listed by address on Exhibit D attached hereto, together with all rights, privileges, servitudes and appurtenances thereunto belonging or appertaining.

“Lease” shall mean, individually and collectively, as applicable, those certain Lease Agreement(s) in the form attached hereto as Exhibit C.

“Licenses & Approvals” shall mean all licenses, approvals, certificates, variances, ordinances, and permits issued in any connection with the Properties together with all other intangible rights and benefits in connection with or accruing from the Properties. Licenses & Approvals shall exclude any of the above items that are related solely to Seller’s operation of their business as a bank (as opposed to necessary to the ownership and operation of the Properties generally) and shall only include items specifically relating to the Properties.

“Must Cure Items” has the meaning ascribed to such term in Section 6(a)(ii) hereof.

“New Exception” has the meaning ascribed to such term in Section 6(a) hereof.

“New Exception Review Period” has the meaning ascribed to such term in Section 6(a) hereof.

“Objections” has the meaning ascribed to such term in Section 6(a) hereof.

“Permitted Exceptions” has the meaning ascribed to such term in Section 5 hereof.

“Personal Property” shall mean (i) all furnishings, fixtures and equipment owned by Seller, if any, located in or on, and used exclusively in connection with the maintenance or operation of, the Properties or the Buildings (excluding ATMs/night drop boxes), and (ii) to the extent assignable, all Intangible Property.

“Plan” has the meaning ascribed to such term in Section 11(m) hereof.

“Property” and “Properties” (as the context shall require) shall mean each of the Real Properties, together with Seller’s right, title and interest in and to the Intangible Property, and the Personal Property, to the extent affecting the applicable Real Property at Closing.

“Purchase Price” shall mean $491,185,235.94.

“Real Properties” shall mean, collectively, each and every Real Property.

“Real Property” shall mean each parcel of Land and the Improvements located thereon.

“Right of Replacement Side Letter” shall mean a letter agreement to be entered into by and between Blue Owl Real Estate Capital LLC, an affiliate of Buyer, and Seller on the Closing Date in the form attached hereto as Exhibit F.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Exchange” means the New York Stock Exchange or The Nasdaq Stock Market.

“Seller’s Broker” shall mean JLL Capital Markets.

“Seller’s Notice Address” shall be as follows, except as same may be changed pursuant to the Section 15 hereof:

SouthState Bank, N.A.

600 Luckie Drive, Suite 350

Birmingham, AL 35223

Attention: John R. Bragg

Telephone: (205) 313-8118

Email: john.bragg@southstatebank.com

With a copy to:

Beth DeSimone, SEVP & GC

SouthState Bank, N.A.

1101 First Street South

Winter Haven, FL 33881

Telephone: (863) 298-3668

Email: bdesimone@southstatebank.com

“Survey” has the meaning ascribed to such term in Section 6(a) hereof.

“Survival Period” has the meaning ascribed to such term in Section 9(d) hereof.

“Tenant” shall mean SouthState Bank, N.A., a national banking association.

“Title Insurer” shall mean First American Title Insurance Company National Commercial Services; 1660 West 2nd Street, Suite 650, Cleveland, OH 44113; Attn:  Ben Brasee; Email: bbrasee@firstam.com; Phone: 216-389-2255.

“Title Policy” shall have the meaning ascribed to such term in Section 13(c) hereof.

“Title Report” has the meaning ascribed to such term in Section 6(a) hereof.

Proration of Expenses and Payment of Costs and Recording Fees.

Proration of Taxes.  All real estate taxes and assessments that are due and payable on or prior to the Closing Date shall be paid by Seller on or prior to the Closing Date. Tenant shall be responsible for payment of real estate taxes and assessments that are due and payable after the Closing Date in accordance with the Lease.

Proration of Expenses.  Seller and Buyer agree that in connection with Tenant entering into the Lease at Closing, there shall be no proration of utility charges or other expenses, whether accruing or payable prior to or after the Closing Date, and that all such utility charges and other expenses concerning the Properties shall be borne by the Tenant, as tenant under the Lease.

Payment of Costs and Recording Fees.  At Closing, all Closing costs and other fees shall be payable by Buyer and Seller as set forth in Schedule 2(c) attached hereto and incorporated herein by this reference. The provisions of this Section 2(c) shall survive the Closing.

Reproration.  If any of the foregoing items described in this Section 2 cannot be apportioned at the Closing Date because of the unavailability of the amounts which are to be apportioned, such items shall be apportioned as soon as practicable after the Closing Date and the parties shall reasonably cooperate with one another in connection with such apportionment.  If, after the Closing, the parties discover any errors in adjustments and apportionments, the same shall be corrected as soon as practicable after discovery of the same.  This Section 2 shall survive the Closing for six (6) months after delivery of the Deeds (as hereinafter defined).

Payment of Purchase Price and Earnest Money.

Purchase Price.  Buyer shall pay the Purchase Price to Seller on the Closing Date in accordance with all the terms and conditions of this Agreement.

Earnest Money.  The Earnest Money shall be delivered to Title Insurer by Buyer within five (5) Business Days after the Effective Date. The Earnest Money shall be deposited by Buyer in escrow with Title Insurer, to be applied as part payment of the Purchase Price on the Closing Date, or otherwise disbursed as agreed upon in accordance with the terms of this Agreement.  Should Buyer fail to deliver the Earnest Money within five (5) Business Days after the Effective Date, this Agreement shall automatically terminate, whereupon this Agreement shall be of no further force or effect and the parties shall have no further obligations or liabilities hereunder (except for any obligations or liabilities that expressly survive termination of this Agreement).

Purchase Price Allocation.  For purposes of calculating real property transfer taxes and any other matter as may be necessary pursuant to this Agreement, the Purchase Price shall be allocated among the Properties as provided in Exhibit D (each, an “Allocated Purchase Price”).  Seller and Buyer further acknowledge that the Allocated Purchase Prices are not established necessarily for income tax purposes or for financial or accounting purposes.

Independent Consideration.  Notwithstanding anything herein to the contrary, a portion of the Earnest Money in the amount of One Hundred and No/100 Dollars ($100.00) shall be non-refundable to Buyer and deemed earned by Seller and will be paid over to Seller upon any termination of this Agreement as independent consideration for Seller’s performance under this Agreement.  Any term or provision herein which provides for the return of the Earnest Money to Buyer shall mean the Earnest Money, less such independent consideration.

Sale of Properties.

Subject to the terms and conditions set forth in Section 10, Seller agrees to sell and convey the Properties to Buyer (or its permitted assignee pursuant to Section 29 hereof), in each case at the Closing upon the terms and conditions set forth in this Agreement.  At Closing, Tenant shall enter into the Leases (which Leases shall provide for initial Base Rent in the applicable amounts set forth on Exhibit A subject to annual increases of 2%), as tenant, and Seller acknowledges and agrees that the execution and delivery of the Leases, and the tenancy created thereby, is a condition to the effectiveness of the sale of the Property to Buyer, without which Buyer would be unwilling to consummate the transactions contemplated hereby.

Title.

At Closing, Seller agrees to execute and deliver to such entities designated by Buyer (or Buyer’s permitted assignee) deeds in the form attached as Exhibit B for each Property, in each case, free and clear of all liens, defects of title, and encumbrances, except for (i) the Lease; (ii) real estate taxes, and water and sewer charges, if any, for the current year and subsequent years that are not yet due or payable; (iii) assessments for municipal improvements, if any, for the current year and subsequent years that are not yet due or payable; (iv) zoning ordinances and building codes; and (v) any and all other exceptions set forth in the Title Reports which Seller does not agree, and is not required, to cure under Section 6(a) herein and/or to which Buyer waives (or is deemed to have waived) an Objection to pursuant to said Section 6(a) (collectively, the “Permitted Exceptions”).

Examination of Properties.

Seller and Buyer hereby agree as follows:

Title Examination.

(i) Buyer has ordered (A) a title commitment for each Property dated within thirty (30) days of the Effective Date (each, a “Title Report” and, collectively, the “Title Reports”) from the Title Insurer; (B) a survey of each Property prepared by a licensed professional surveyor in accordance with the 2021 Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys, including customary Table A items, dated within sixty (60) days of the Effective Date (each, a “Survey” and, collectively, the “Surveys”), (C) a zoning report for each Property, prepared by a nationally recognized zoning company, including a copy of the applicable certificate of occupancy and letter from the applicable municipality confirming no uncured building code, fire code or other code violations exist (each, a “Zoning Report” and, collectively, the “Zoning Reports”), (D) a phase I environmental site assessment prepared in accordance with the United States Environmental Protection Agency Standards and Practices for “All Appropriate Inquiries” under Section 101(3)(B) of the Comprehensive Environmental Response, Compensation, and Liability Act as referenced in 40 CFR Part 312 and ASTM E-1527-21 (“Standard Practice for Environmental Assessments”) with respect to each Property (each, an “Environmental Report”, and collectively, the “Environmental Reports”) and (E) a property condition report with respect to each Property (each, a “PCR”, and collectively, the “PCRs”).  On or before the date that is five (5) Business Days prior to the expiration of the Due Diligence Period, Buyer may furnish to Seller a statement specifying any defects in the Title Reports and/or the Surveys (the “Objections”); provided that, for the avoidance of doubt, Buyer shall not be obligated to object to any Must Cure Items (which Seller shall be obligated to cure prior to Closing).  Seller shall notify Buyer within five (5) Business Days after receipt of the Objections whether Seller will cure the Objections, which five (5) Business Days may extend beyond the Due Diligence Period without extending the Due Diligence Period and without prejudice to Buyer.  If Seller does not respond within said five (5) Business Day period, Seller shall be deemed to have elected not to cure the Objections.  If Seller does not agree (or is deemed to not agree) to cure each of the Objections, Buyer shall have the right, by notice given to Seller and Title Insurer prior to the expiration of the Due Diligence Period, either to (a) waive the Objections and proceed with the transactions contemplated by this Agreement, in which event such Objections shall be Permitted Exceptions, or (b) terminate this Agreement with respect to any Property to which the Objections apply, in which event the Allocated Deposit Amount for such Property shall be paid to Buyer and thereafter no party hereto shall have any obligations or liabilities hereunder with respect to such Property, except those that expressly survive termination of this Agreement.  If Buyer fails to elect to terminate this Agreement in whole or in part by notice given to Seller by the expiration of the Due Diligence Period, then

Buyer shall be conclusively deemed to have elected to waive the Objections.  If Buyer fails to deliver the Objections to Seller by the date that is five (5) Business Days prior to the expiration of the Due Diligence Period, then Buyer shall be deemed to have waived its right to object to any defect set forth in the Title Report and Survey; provided that, for the avoidance of doubt, Buyer shall not be obligated to object to any Must Cure Items (which Seller shall in all events be obligated to cure prior to Closing).

(ii) If at any time after Buyer’s receipt of the initial Title Reports or Surveys, any update to the Title Report or Survey discloses any additional Objection which was not disclosed on any version of or update to a Title Report or Survey delivered to Buyer previously (each a “New Exception”), Buyer shall have a period of two (2) Business Days from the date of its receipt of such update (the “New Exception Review Period”) to review and notify Seller in writing of Buyer’s approval or disapproval of the New Exception, or if no such notice is provided, such New Exception will be deemed to have been waived, in which event such New Exception shall be a Permitted Exception.  If Buyer disapproves of the New Exception, Seller shall notify Buyer within five (5) Business Days whether it is willing to cure the New Exception.  If Seller fails to deliver a response notice to Buyer within five (5) Business Days after the expiration of the New Exception Review Period, Seller shall be deemed to have elected not to cure the New Exception.  If Buyer is dissatisfied with Seller’s response, or lack thereof, Buyer may, as its exclusive remedy, elect, upon written notice to Seller two (2) Business Days after receipt of Seller’s response (or within two (2) Business Days of the expiration of Seller’s five (5) Business Day response period, if Seller does not respond), either:  (a) to terminate this Agreement with respect to any Property to which such New Exception relates upon written notice to Seller and receive an immediate refund of a portion of the Earnest Money equal to the sum of Allocated Deposit Amount for each such Property for which this Agreement is terminated (without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller), in which event neither party hereto shall have any further rights or obligations under this Agreement with respect to such Property or Properties except for any obligations that survive the Closing or earlier termination of this Agreement and the Closing shall occur in accordance with the terms of this Agreement, except (I) the Property to be acquired shall not include such portion of the Property to the extent it relates to the Property or Properties for which this Agreement is terminated and (II) the aggregate Purchase Price shall be reduced by the Allocated Purchase Price allocated for such Property or Properties; provided that, if Buyer fails to terminate this Agreement as set forth in the foregoing clause (a) prior to the expiration of the foregoing two (2) Business Day period, Buyer shall be deemed to have elected to proceed under the following clause (b), or (b) to waive the New Exception and proceed with the transactions contemplated by this Agreement, in which event such New Exception shall be a Permitted Exception.  If Buyer fails to notify Seller of its election to terminate this Agreement in accordance with the foregoing sentence within two (2) Business Days after receipt of Seller’s response (or within two (2) Business Days of the expiration of Seller’s five (5) Business Day response period, if Seller does not respond), Buyer shall be deemed to have elected to approve and irrevocably waive any objections to the New Exception, in which event such New Exception shall be a Permitted Exception.  Notwithstanding the foregoing, Seller shall be required to cause the release of (or, at Seller’s election, the Title Insurer to insure over in a manner reasonably acceptable to Buyer) the following whether or not

Buyer objects to the same, at Seller’s sole cost and expense (the “Must Cure Items”): (v) all monetary liens or encumbrances against the Properties created by or through Seller and that are dischargeable by the payment of a liquidated sum, including, without limitation, all mortgages, financing instruments, mechanics liens and judgments affecting the Properties;  (w) all monetary liens or encumbrances against the Properties that are dischargeable by payment of a liquidated sum not to exceed (1) $100,000 per subject Property and (2) $5,000,000 in the aggregate, including, without limitation, all mortgages, financing instruments, mechanics liens and judgments affecting the Properties; (x) all encumbrances against title which are created by or through Seller after the date hereof except if otherwise approved in writing by Buyer in Buyer’s sole discretion; (x) any delinquent real property taxes or special assessments affecting any Property; and (y) any matter which Seller elects to cure (including, without limitation, in the aforementioned Seller response notices).  Notwithstanding anything to the contrary contained herein, in no event shall a Must Cure Item be considered a Permitted Exception, Buyer shall not be required to object to any Must Cure Item and if Seller shall fail to cure a Must Cure Item at or prior to Closing, Buyer shall have the rights set forth in Section 9(b).  In the event a Must Cure Item is bonded over by Seller or others at or prior to the Closing or if Seller escrows sufficient funds with the Title Insurer or provides an indemnity acceptable to the Title Insurer such that it is omitted from the Title Policy (or is otherwise insured over by the Title Insurer), in each case in a manner reasonably acceptable to Buyer, then Seller shall be deemed to have satisfied the provisions of this sentence and caused the release of such Must Cure Item. The Closing Date shall be automatically extended as necessary as to the affected Properties to accommodate the objection and response periods set forth in this Section 6(a)(ii).

Examination.

Buyer hereby acknowledges that as of the Effective Date, Seller has delivered to Buyer all of the materials set forth on Schedule 6(b) attached hereto (collectively with the Title Reports, Surveys, Zoning Reports, Environmental Reports and PCRs, and any updates thereof, the “Due Diligence Materials”).  Additionally, pursuant to that certain Access and Indemnity Agreement executed between Buyer and Seller prior to the Effective Date and during the term of this Agreement, Buyer, its agents and designees, shall have the right to enter the Properties during normal business hours for the purposes of inspecting the Properties, and making surveys, mechanical and structural engineering studies, inspecting construction, and conducting any other commercially reasonable and non-intrusive investigations and inspections as Buyer may require to assess the condition and suitability of the Properties; provided, however, that such activities by or on behalf of Buyer on the Properties shall not materially damage the Properties nor unreasonably interfere with the conduct of business by Seller or any of Seller’s tenants; and provided further, however, that Buyer shall (i) indemnify and hold Seller harmless from and against any and all actual claims, judgments, fines, penalties, reasonable out-of-pocket costs, expenses and damages to the extent resulting from damage to the Properties or injury to persons arising directly out of the activities of Buyer and its agents and designees on the Properties (including, but not limited to, reasonable out-of-pocket attorneys’ fees), except to the extent caused by the gross negligence or willful misconduct of Seller, and (ii) repair any and all damage caused, in whole or in part, by Buyer, which obligations shall survive any termination of this

Agreement; except, however, that Buyer shall not be responsible for any repairs necessitated by Buyer’s mere discovery of any pre-existing conditions on the Properties during Buyer’s diligence inspections except to the extent any such conditions are exacerbated by Buyer.  Before entering the Properties, Buyer shall, at least two (2) business days prior to any entry onto the Properties, notify Seller by contacting David Helms, Director of Corporate Real Estate (via email at david.helms@southstatebank.com) with a copy to John Bragg, Director of Corporate Services (via email at john.bragg@southstatebank.com) of its intention to enter the Properties to conduct any investigations, inspections or tests, the proposed date and time of such entry, and the nature, location and scope, of any test, investigation, or other activity upon the Property. Furthermore, Seller will have the opportunity to have a representative present during any examinations, inspections and/or studies on the Properties. Upon arriving at any individual Property, Buyer and its representatives shall sign in with the branch bank representative of Seller, and Seller or its representative will accompany Buyer and its representatives at all times during such visit, including while Buyer and its representatives are performing any tests, investigations or other activities upon the Property.  Buyer or its representatives may not communicate with any tenant, occupant, leasing agent or property manager in connection with a Property or any employee of Seller or any other tenant, invitee or other occupant of the Property, other than informal communications and those unrelated to the transaction contemplated by this Agreement, unless such communication shall have been approved in advance in writing by Seller, in Seller’s reasonable discretion, and Seller shall have the opportunity to participate in such communication if Seller desires.  Buyer or its representatives may not communicate with any governmental authority; provided, however, Buyer may do so only for the purpose gathering information regarding then current title, zoning and/or entitlements affecting the Property in connection with the transaction contemplated by this Agreement, and Buyer must allow Seller the opportunity to participate in such communication if Seller desires. As used in this Section, “communicate” and “communication” shall include the initiation of, response to, or sharing or exchange of information, knowledge or messages, whether by oral, written or electronic methods or media, or by any other means for the purpose of knowingly subverting the provisions of this Section regarding Buyer’s obligations to provide Seller with prior written notice of such communication and Seller’s ability to participate in such communication.

Termination; Notice to Proceed.  Buyer shall have the unconditional right, for any reason or no reason, to terminate this Agreement by giving written notice thereof to Seller prior to the expiration of the Due Diligence Period, in which event this Agreement shall become null and void, Buyer shall receive a refund of the Earnest Money, and thereafter all rights, liabilities and obligations of the parties under this Agreement shall expire, except as otherwise set forth herein.  If Buyer does not provide Seller with written notice stating that it elects to proceed to Closing prior to the expiration of the Due Diligence Period, then Buyer shall be deemed to have elected to terminate this Agreement, in which event Buyer shall receive a refund of the Earnest Money, this Agreement shall become null and void and all rights, liabilities and obligations of the parties under this Agreement shall expire, except as otherwise set forth herein.

Exclusions.  Buyer shall have until the expiration of the Due Diligence Period (the “Exclusion Deadline”), to exclude one or more Properties (each, an “Excluded

Property”, and collectively, the “Excluded Properties”) from the transaction contemplated by this Agreement, by delivering one or more written notices thereof (each, an “Exclusion Notice”) to Seller on or before the Exclusion Deadline, in Buyer’s sole discretion; provided, however, no Property may be excluded from the transaction contemplated by this Agreement pursuant to this Section 6(d) unless Buyer reasonably determines with respect to any such Excluded Property that any of the following exists or occurs: (i) a material violation of applicable laws, rules or regulations; (ii) a material title, survey or zoning defect; (iii) Hazardous Substances are present on the Excluded Property, or a material violation of Environmental Laws; or (iv) a material physical defect in the Improvements.  If Buyer does not deliver an Exclusion Notice prior to the Exclusion Deadline, Buyer shall be conclusively deemed to have waived its right to deliver an Exclusion Notice pursuant to this Section 6(d).  If Buyer timely delivers an Exclusion Notice, then, as Buyer’s sole and exclusive remedy, this Agreement shall be deemed terminated solely with respect to the applicable Excluded Properties, the Purchase Price shall be reduced by the applicable Allocated Purchase Prices attributable to such Excluded Properties, Buyer shall receive a portion of Earnest Money attributable to such Excluded Properties (in proportion of the applicable Allocated Purchase Prices) and thereafter the parties shall have no further rights or obligations under this Agreement with respect to the applicable Excluded Properties except for those that expressly survive termination.

Limitation on Excluded Properties. Notwithstanding any provision of this Agreement to the contrary, if this Agreement is terminated as to a sufficient number of Excluded Properties such that the aggregate Purchase Price amounts to less than $380,668,558, then Seller may, at its option, within five (5) Business Days after receipt of Buyer’s Exclusion Notice, elect to terminate this Agreement in its entirety, in which event Buyer shall receive a refund of the Earnest Money, and thereafter all rights, liabilities and obligations of the parties under this Agreement shall expire, except for the rights, obligations and liabilities which expressly survive a termination of this Agreement.

Risk of Loss/Condemnation.

Until Closing, the risk of loss or damage to the Properties shall be borne by Seller.  In the event all or any portion of a Property is damaged in any casualty or condemned or taken (or notice of any condemnation or taking is issued), Seller shall give Buyer written notice immediately upon becoming aware thereof, and:  (a) with respect to any casualty, if the cost to repair such casualty would exceed five percent (5%) of the Allocated Purchase Price with respect to such Property, and (b) with respect to any condemnation or taking (or notice thereof), the proposed condemnation or taking would result in (i) the loss of legal access to a public right-of way, (ii) the Property violating any laws or failing to comply with zoning or any recorded covenants, conditions or restrictions affecting the Property, (iii) the reduction of value in such Property by more than five percent (5%) of its Allocated Purchase Price, or (iv) the applicable Property not being able to be used for the use of such Property existing as of the Effective Date, then, in either such case, Buyer may elect to terminate this Agreement with respect to the affected Property by providing written notice of such termination to Seller within ten (10) Business Days after Buyer’s receipt of notice of such condemnation, taking or damage, upon which termination the Purchase Price shall be reduced by the applicable Allocated Purchase Price attributable to such Property and neither party hereto shall have any further rights, obligations or liabilities under this Agreement with respect to such

Property, except as otherwise set forth herein.  With respect to any condemnation or taking (or any notice thereof), if Buyer does not elect to cancel this Agreement, there shall be no abatement of the Purchase Price and Seller shall assign to Buyer, at the Closing, the rights of Seller to the awards, if any, for the condemnation or taking, and Buyer shall be entitled to receive and keep all such awards to be applied in accordance with the terms of the Lease.  With respect to a casualty, if Buyer does not elect to terminate this Agreement or does not have the right to terminate this Agreement as aforesaid, there shall be no abatement of the Purchase Price and Seller shall assign to Buyer, at the Closing, the rights of Seller to the proceeds under Seller’s insurance policies covering such Property with respect to such damage or destruction (or pay to Buyer any such proceeds received prior to Closing), with Seller responsible for the payment of any deductible, Tenant shall restore the Property in accordance with the terms of the Lease and Buyer shall be entitled to receive and keep any monies received from such insurance policies which shall be applied in accordance with the terms of the Lease.  The Closing Date shall be automatically extended as necessary to accommodate the determination periods set forth in this Section 7.

Earnest Money Disbursement.

The Earnest Money shall be held by the Title Insurer, in trust, and disposed of only in accordance with the following provisions:

Upon Buyer’s request (and only at Buyer’s request), the Title Insurer shall invest the Earnest Money in a money market account reasonably satisfactory to Buyer at Buyer’s sole cost and expense, and shall promptly provide Buyer and Seller with confirmation of the investments made, including the name and address of the bank where such account is maintained and the account number thereof.  The Title Insurer shall not commingle the Earnest Money with any funds of the Title Insurer or others.

If the Closing occurs, the Title Insurer shall deliver the Earnest Money to, or upon the instructions of, Seller and Buyer upon the Closing.  If for any reason the Closing does not occur, the Title Insurer shall deliver the Earnest Money to Seller or Buyer only upon receipt of a written demand therefor from such party, subject to the following provisions of this Section 8(b).  Subject to the last sentence of this Section 8(b), if for any reason the Closing does not occur and either party makes a written demand (the “Demand”) upon the Title Insurer for payment of the Earnest Money, the Title Insurer shall give written notice to the other party of the Demand within one (1) Business Day after receipt of the Demand.  If the Title Insurer does not receive a written objection from the other party to the proposed payment within five (5) Business Days after the giving of such notice by Title Insurer, the Title Insurer is hereby authorized to make the payment set forth in the Demand.  If the Title Insurer does receive such written objection within such period, the Title Insurer shall continue to hold such amount until otherwise directed by written instructions signed by Seller and Buyer or a final judgment of a court.  Notwithstanding the foregoing provisions of this Section 8(b), if Buyer delivers a notice to Title Insurer on or prior to the expiration of the Due Diligence Period that Buyer has terminated this Agreement, then Title Insurer shall immediately return the Earnest Money to Buyer without the necessity of delivering any notice to, or receiving any notice from Seller.

Buyer and Seller acknowledge that the Title Insurer is acting solely as a stakeholder at their request and for their convenience, that the Title Insurer shall not be deemed to be the agent of any of Buyer or Seller, and that the Title Insurer shall not be liable to any of Buyer or Seller for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller or Buyer resulting from the Title Insurer’s mistake of law respecting the Title Insurer scope or nature of its duties.  Seller and Buyer shall jointly and severally indemnify and hold the Title Insurer harmless from and against all liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with the performance of the Title Insurer’s duties hereunder, except with respect to actions or omissions taken or made by the Title Insurer in bad faith, in disregard of this Agreement or involving negligence on the part of the Title Insurer.  The Title Insurer has executed this Agreement in the place indicated on the signature page hereof in order to confirm that the Title Insurer has received and shall hold the Earnest Money in escrow, and shall disburse the Earnest Money pursuant to the provisions of this Section 8.

Default; Breach of Representation.

In the event Buyer fails to deliver the Purchase Price on the Closing Date, for any reason other than Seller’s default or the permitted termination of this Agreement by either Seller or Buyer as provided for in this Agreement, then Seller may elect, upon five (5) days’ written notice to Buyer, if such failure is not cured within such five (5) day period (provided there shall be no such cure period for Buyer’s failure to deliver the closing deliverables required pursuant to Section 10 below), as its sole and exclusive remedy, to terminate this Agreement by written notice to Buyer, and in such event Seller shall be entitled to immediately receive all of the Earnest Money as liquidated damages.  Upon such termination, and receipt by Seller of all of the Earnest Money, neither Buyer nor Seller shall have any further rights, obligations or liabilities hereunder, except as otherwise provided herein.  Seller and Buyer agree that it is difficult to determine, with any degree of certainty, the loss which Seller would incur in the event of Buyer’s default in its obligation to consummate the Closing on the Closing Date, and the parties have agreed that the amount of the Earnest Money represents a reasonable estimate of such loss and is intended as a liquidated damages provision.

In the event Seller breaches any of its covenants, representations or warranties contained in this Agreement, or if Seller should fail to consummate the Closing on the Closing Date for any reason other than Buyer’s default, Buyer may, upon five (5) days’ notice to Seller, if such breach or failure is not cured within such five (5) day period (provided there shall be no such cure period for Seller’s failure to deliver the closing deliverables required pursuant to Section 10 below), as its sole and exclusive remedy, either (i) waive such default or failure and proceed to Closing in accordance with the terms and provisions hereof, (ii) terminate this Agreement in its entirety by notice to Seller, in which event the Title Insurer shall return immediately the Earnest Money to Buyer, and Seller shall reimburse Buyer for Buyer’s actual out-of-pocket expenses incurred with respect to title searches and property level due diligence with respect to the Properties, including but not limited to all legal, environmental and engineering consultants’ fees, up to a maximum reimbursement of the Expense Cap (the “Buyer Expenses”) and thereafter neither Buyer nor Seller shall have any further rights, obligations or liabilities hereunder, except as otherwise provided herein, (iii) terminate this Agreement by notice to Seller solely with respect to the Properties with respect to which the applicable breach or default occurred, in which event (x) the Purchase Price shall be reduced by the applicable Allocated Purchase Prices attributable to the Properties with respect to which the applicable breach or default occurred and (y) Seller shall reimburse Buyer for Buyer Expenses with respect to the applicable Properties with respect to which this Agreement is terminated, or (iv) enforce specific performance of Seller’s obligations hereunder.  This subparagraph (b) shall survive the Closing and delivery of the Deeds or the earlier termination of this Agreement.

Notwithstanding subparagraphs 9(a) and 9(b) hereof, in no event shall the provisions of such subparagraphs limit the damages recoverable by either party against the other party due to the other party’s obligation to indemnify such party in accordance with the express provisions of this Agreement.  This subparagraph (c) shall survive the Closing and delivery of the Deeds or the earlier termination of this Agreement.

Notwithstanding anything to the contrary contained herein, in the event Seller defaults under this Agreement by selling a Property to a third party  and the remedy of specific performance is unavailable to Buyer, Buyer shall be entitled to the remedy of disgorgement of profits with respect to the sale of such Property and Seller shall reimburse Buyer for Buyer Expenses related to such Property.  This subparagraph (d) shall survive the Closing and delivery of the Deeds or the earlier termination of this Agreement.

All representations and warranties of Seller in this Agreement, and covenants required to be performed of Seller under this Agreement prior to Closing, shall survive the Closing and delivery of the Deeds for a period of nine (9) months after the Closing (the “Survival Period”).  Any right of action for the breach of any representation, warranty or covenant contained herein shall not merge with the deeds delivered at the Closing but shall survive the Closing for the Survival Period.  Following the Closing, Seller shall be liable for the direct and actual, but not special, indirect, consequential or punitive, damages resulting from any breach of its representations, warranties or covenants expressly set forth in this Agreement; provided, however, that: (i) following Closing, the total liability of Seller for all such breaches of its representations and warranties under this Agreement shall not, in the aggregate, exceed one and one-quarter percent (1.25%) of the Purchase Price (the “Claim Cap”); and (ii) following Closing, the total liability of Buyer for all such breaches shall not, in the aggregate, exceed the Claim Cap.  Buyer further agrees that, following the Closing, no claim may or shall be made for any alleged breach of any representations or warranties made by Seller under or relating to this Agreement unless the amount of such claim or claims, individually or in the aggregate, exceeds $150,000) (the “Basket”) (in which event the full amount of such valid claims against Seller shall be actionable up to, but not in excess of, the Claim Cap).

Closing.

Subject to the terms and conditions of this Agreement, the closing of the sale of the Property shall take place on the date that is the earlier to occur of (i) February 14, 2025, or

(ii) such date as Buyer and Seller may mutually agree upon in writing (the “Closing Date”); provided that under no circumstances shall the Closing Date extend beyond March 3, 2025.  The Closing shall consist of the execution and delivery of documents by Seller, Buyer, and the Tenant, as set forth below, and delivery by Buyer to Seller of the Purchase Price in accordance with the terms of this Agreement.  Seller and the Tenant, as applicable, shall deliver to Buyer at Closing (which may be satisfied by delivering to the Title Insurer) the following executed documents:

(i)with respect to each Property, one (1) original limited or special warranty deed (each, a “Deed”, and collectively, the “Deeds”) executed by the applicable Seller conveying the Land and Improvements with respect to such Property, to Buyer, which Deed shall be in the applicable form attached to this Agreement as Exhibit B, subject only to the Permitted Exceptions;
(ii)one (1) copy of the Bill of Sale for each Property from Seller in the form attached hereto as Exhibit E (the “Bill of Sale”);
(iii)one (1) copy of the Right of Replacement Side Letter;
(iv)with respect to each Property, one (1) copy of the Lease;
(v)one (1) original of the memorandum of the Lease in the form contemplated therein for each Property to recorded in the county and state in which such Property is located (“Memorandum of Lease”);
(vi)one (1) copy of the Assignment of Intangible Property with respect to each Property from Seller in the form of Exhibit G attached hereto (“Assignment of Intangible Property”);
(vii)a Certificate of Tax Compliance for the Seller of each Property located in the State of South Carolina issued by the South Carolina Department of Revenue within thirty (30) days of the Closing Date (or if the Property does not constitute the majority of the assets of Seller, a transferor’s affidavit in lieu thereof);
(viii)a settlement statement setting forth the Purchase Price, all prorations and other adjustments to be made pursuant to the terms hereof, and the funds required for Closing as contemplated hereunder (the “Settlement Statement”);
(ix)as applicable in each jurisdiction where the Property is located, all transfer tax statements, declarations, residency certifications, filings, and notices as may be necessary or appropriate for purposes of recordation of each applicable Deed (including, without limitation, any water reading, water bill, certificate (including, without limitation, water certificates, certificates of sewer compliance, and certificates of building compliance), inspection report, evidence of required repairs, clearance letter, release, evidence of payment of all sums owed to any government, agency, or municipality, and any other similar certificate, payment or deliverable customarily submitted or obtained in the jurisdiction in which any portion of the Property is located in connection with sales of property similar to the Property). In the event any state, county, local or municipal agency requires any holdback in connection therewith, the required amount shall be set aside from the Purchase Price and held in escrow with Title Insurer in accordance with such Title Insurer’s customary instructions and procedures in such jurisdiction good standing certificates and corporate resolutions or member or partner consents, as applicable, and such other organization or authority documents as reasonably requested by the Title Insurer;
(x)a FIRPTA Affidavit from Seller in the form of Exhibit H attached hereto, and approved by the Title Insurer;
(xi)an owner’s title affidavit and gap undertaking from Seller with respect to each Property in form and substance sufficient to cause Title Insurer to issue a Title Policy for each Property;
(xii)to the extent received, the Estoppels (as hereinafter defined);
(xiii)such additional documents, tax certificates, withholding forms, instructions or other items as may be necessary or appropriate to comply with the provisions of this Agreement and to effect the transactions contemplated hereby, including, without limitation, a South Carolina Withholding Affidavit;
(xiv)with respect to the Properties located in Georgia, a Georgia Affidavit of Seller’s Residence (or Affidavit of Gain, as applicable) as set forth in Schedule 10(a)(xiv);
(xv)with respect to the Properties located in Georgia, a Georgia’s Seller’s Affidavit Regarding Brokers as set forth in Schedule 10(a)(xv); and
(xvi)with respect to each Property located in Georgia, Georgia form PT-61.

At Closing, Buyer shall instruct the Title Insurer to deliver the Earnest Money to Seller which shall be applied to the Purchase Price, shall deliver the balance of the Purchase Price (as adjusted by the prorations and credits described herein) to Seller and shall deliver to Seller at Closing (which may be satisfied by delivering to the Title Insurer) the following executed documents:

(xvii)one (1) copy of the Bill of Sale for each Property;
(xviii)one (1) copy of the Right of Replacement Side Letter;
(xix) one (1) copy of the Assignment of Intangible Property for each Property;
(xx)one (1) copy of the Lease for each Property;
(xxi)one (1) original of the Memorandum of Lease for each Property to recorded in the county and state in which such Property is located;

(xxii)the Settlement Statement;
(xxiii)good standing certificates and corporate resolutions or member or partner consents, as applicable, and such other organization or authority documents as reasonably requested by the Title Insurer;
(xxiv)such additional documents, instructions or other items as may be necessary or appropriate to comply with the provisions of this Agreement and to effect the transactions contemplated hereby, including, without limitation, a South Carolina Withholding Affidavit with respect to any Properties located in South Carolina and NC 1099 NRS form with respect to any Properties located in North Carolina,
(xxv)with respect to the Properties located in Georgia, a Georgia Purchaser’s Affidavit Regarding Brokers.

The Closing shall be held through a customary, New York style escrow arrangement between the parties and the Title Insurer, or such other place or manner as the parties hereto may mutually agree.

Seller’s Representations.

Seller represents and warrants to Buyer, effective as of the Effective Date and as of the Closing Date, as follows:

Seller is duly organized (or formed), validly existing national banking association.  Seller is authorized to consummate the transaction set forth herein and fulfill all of its respective obligations hereunder and under all closing documents to be executed by Seller, and has all necessary power to execute and deliver this Agreement and all closing documents to be executed by Seller, and to perform all of Seller’s obligations hereunder and under such closing documents.  Neither the execution and delivery of this Agreement and all closing documents to be executed by Seller, nor the performance of the obligations of Seller hereunder or thereunder will result in the violation of any law or any provision of the organizational documents of or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Seller or any Property is bound;

Seller has obtained all necessary consents and permissions required to consummate the transactions contemplated herein. The execution and delivery of this Agreement, the consummation of the transactions herein contemplated, and compliance with the terms of this Agreement will not conflict with, result in a breach of, or constitute (with or without due notice or lapse of time or both) a default under, any contract, agreement, instrument, document, or agreement, oral or written, to which Seller is a party;

Other than the Properties located in Lagrange (LOI #111), John’s Island (LOI #78,; 900 FL-16 St. Augustine (LOI # 93), 1105 W. Broad Street Groveland (LOI #25) and 189 Sea Island Pkwy, Beaufort SC (LOI #128), Seller has not received any written notice of, nor does Seller have knowledge of, any current or pending litigation, condemnation proceeding or tax appeals affecting the Property, and Seller does not have any knowledge of any pending litigation, condemnation proceeding or tax appeals against the Property; Seller has not initiated, nor is Seller participating in, nor does Seller know of, any action for a change or modification in the current subdivision, site plan, zoning or other land use permits for the Property and Seller has no knowledge that the Property may be rezoned;

(i) Other than the Property located at 19990 SW 177th Ave., Miami (LOI # 87), regarding a private, offsite water treatment facility, there are no actions, suits or other proceedings or litigation of any kind pending or, to the best of Seller’s knowledge, threatened against the Properties which, if determined adversely to Seller, would have a material adverse effect on the validity or enforceability of this Agreement or the ability of Seller to perform its obligations hereunder; and (ii) Seller has not received any written notice of any current or pending environmental investigations against the Properties and Seller does not have any actual knowledge of any pending environmental investigations against the Properties;

Seller has not entered into any contracts, subcontracts or agreements, including but not limited to any service contracts or brokerage agreements, with respect to the Properties other than any contracts, subcontracts or agreements affecting one or more of the Properties entered into in the ordinary course of business and the obligations of which shall be Tenants’ (and not Buyer’s) from and after the Closing under the terms of the Leases;

Intentionally deleted;

Seller has not received any written notice from (or delivered any notice to) any governmental authority regarding any violation of any law applicable to the Properties and Seller does not have knowledge of any such violations;

Except for those certain agreements set forth on Schedule 11(h), Seller has not entered into any, and there are no, occupancy rights, leases, subleases, ground leases or tenancies affecting the Properties;

Seller is not a “foreign person” under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) and upon consummation of the transaction contemplated hereby, Buyer will not be required to withhold from the Purchase Price any withholding tax;

There are no pending or, to Seller’s knowledge, threatened condemnation proceedings affecting the Properties, and Seller has not received any written notice that there is any pending or threatened condemnation of all or any part of the Properties;

To Seller’s knowledge, no Hazardous Substances have been generated, stored, released, or disposed of, or are present, on or about the Properties in violation of or so as to give rise to liability under Environmental Laws.  Seller has not received any written notice from (nor delivered any notice to) any federal, state, county, municipal or other governmental department, agency or authority concerning any petroleum product or other Hazardous Substance discharge or seepage;

There are no rights of first refusal, rights of first offer, purchase options or similar purchase rights with respect to the Properties;

Seller is not acting on behalf of (a) an “employee benefit plan” (as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974 (“ERISA”)) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975(e) of the Internal Revenue Code of 1986 (the “Code”) that is subject to Section 4975 of the Code (each of the foregoing a “Plan”), (c) an entity or account the assets of which constitute “plan assets” of one or more such Plans within the meaning of Department of Labor Regulation 29 CFR Section 2510.3-101, as modified by Section 3(42) of ERISA or (d) a “governmental plan” within the meaning of Section 3(32) of ERISA;

Neither Seller nor its affiliates is in violation of any laws relating to terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Action of 2001, Public Law 107-56 and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”) (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”).  Neither Seller nor its affiliates is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.  Neither Seller nor its affiliates or, without inquiry, any of its brokers or other agents, in any capacity in connection with the sale of the Properties (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists referenced above, (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.  Neither Seller, nor any person controlling or controlled by Seller, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7));

Following the Closing, Buyer shall have no obligation to employ or continue to employ any individual employed by Seller or at the Properties. There are no employment, collective bargaining or similar agreements or arrangements with Seller or with respect to the Properties, which will be binding on Buyer after the Closing;

The Due Diligence Materials consist of copies of the same documents that are used and relied upon by Seller in its ownership and operation of the Properties;

To Seller’s knowledge, Seller currently possesses all requisite Licenses & Approvals necessary to own, maintain, operate and use the Properties, and has made available to Buyer true, correct and complete copies of the Licenses & Approvals. Seller has not received any written notice from any governmental authority or other person or entity of (i) any violation, default, intended or threatened non-renewal, suspension or revocation of any License or Approval, or (ii) any failure by Seller to obtain any of the Licenses & Approvals required for the use, occupancy or operation of the Properties that has not been cured, and there is no violation, default or any basis for any non-renewal, suspension or revocation of any of the Licenses & Approvals; and

Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

For purposes of this Agreement, terms such as “to Seller’s knowledge”, “to the best of Seller’s knowledge”, or like phrases mean the actual knowledge of David Helms, John Bragg and Beth DeSimone, with no duty of inquiry or further investigation, individuals in Seller’s organization expected to have knowledge of the matters set forth in this Agreement; provided, however, that so qualifying Seller’s knowledge shall in no event give rise to any personal liability on the part of such individuals (or any other officer, director or employee of Seller or its affiliates) on account of any breach of any representation, warranty or covenant by Seller herein.  Notwithstanding the foregoing, if either (x) any of Seller’s representations and warranties are inaccurate, untrue or incorrect in any material respect as of the Effective Date or (y) any of Seller’s representations or warranties becomes untrue in any material respect prior to the Closing Date, then in either such event Seller shall provide written notice to Buyer thereof and Buyer may (i) terminate this Agreement in its entirety by giving Seller timely written notice of such election prior to or at Closing, recover the Earnest Money and have the right to avail itself of all remedies described in Section 9(b) hereof or (ii) terminate this Agreement only with respect to one or more of the Properties to which such representations or warranties relate, in which event (A) this Agreement shall terminate with respect to such Properties, (B) Buyer shall receive an immediate refund of a portion of the Earnest Money equal to the sum of Allocated Deposit Amount for each such Property or Properties for which this Agreement is terminated (without the consent or joinder of Seller being required and notwithstanding any contrary instructions which might be provided by Seller), (C) Seller shall reimburse Buyer for the Buyer Expenses allocated to such Property or Properties subject to the Expense Cap, (D) neither party shall have any further rights or liabilities hereunder with respect to such Properties, other than any obligations that survive the Closing or earlier termination of this Agreement and (E) Buyer and Seller shall proceed to Closing with respect to the remaining Properties in accordance with the terms hereof, provided that the Purchase Price shall be reduced by an amount equal to the sum of the Allocated Purchase Price of any such Property or Properties for which this Agreement is so terminated. Notwithstanding the above, and surviving this Closing for nine (9) months, Buyer agrees that it shall not make a claim under this Agreement after the Closing on any of the representations or warranties made in this Agreement or in any closing document to the extent that such representations or warranties were, are, or have become inaccurate or incorrect in any material respects (whether one or more, the “Inaccuracy”) and the Buyer has, receives or obtains actual knowledge of the Inaccuracy prior to Closing; provided that the foregoing shall not in any way limit the obligations or liability of Tenant under the Lease or the rights and remedies Buyer (in its capacity as landlord) under the Lease.

Buyer’s Representations.

Buyer represents and warrants to Seller effective as of the Effective Date and as of the Closing Date, as follows:

Buyer is duly formed, validly existing and in good standing under the laws of Delaware, is authorized to consummate the transaction set forth herein and fulfill all of its obligations hereunder and under all closing documents to be executed by Buyer, and has all necessary power to execute and deliver this Agreement and all closing documents to be executed by Buyer, and to perform all of Buyer’s obligations hereunder and thereunder.  This Agreement and all closing documents to be executed by Buyer have been duly authorized by all requisite corporate or other required action on the part of Buyer and are the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms.  Neither the execution and delivery of this Agreement and all closing documents to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder will result in the violation of any law or any provision of the organizational documents of Buyer or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound;

No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar State or Federal Law;

Neither Buyer nor, to Buyer’s actual knowledge, its affiliates, is in violation of any Anti-Money Laundering and Anti-Terrorism Laws.  Neither Buyer nor, to Buyer’s actual knowledge, its affiliates, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time.  Neither Buyer nor, to Buyer’s actual knowledge, its affiliates or, without inquiry, any of its brokers or other agents, in any capacity in connection with the sale of the Properties (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists referenced above, (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws.  Neither Buyer, nor any person controlling or controlled by Buyer, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)); and

Buyer is not, and is not acting on behalf of, (a) a Plan, (b) an entity or account the assets of which constitute “plan assets” of one or more such Plans within the meaning of Department of Labor Regulation 29 CFR Section 2510.3-101, as modified by Section 3(42) of ERISA or (c) a “governmental plan” within the meaning of Section 3(32) of ERISA.

For purposes of this Agreement, terms such as “to Buyer’s knowledge”, “to the best of Buyer’s knowledge”, or like phrases mean the actual knowledge of Michael Reiter, with no duty of inquiry, an individual in Buyer’s organization expected to have knowledge of the matters set forth in this Agreement; provided however, that so qualifying Buyer’s knowledge shall in no event give rise to any personal liability on the part of such individual (or any other officer, director or employee of Buyer or its affiliates) on account of any breach of any representation, warranty or covenant by Buyer herein.

Conditions to Buyer’s Obligations.

Buyer’s obligation to pay the Purchase Price, accept title to the Properties and proceed to Closing on the terms and conditions of this Agreement shall be subject to satisfaction of the following conditions precedent on and as of the Closing Date:

Seller shall deliver (or cause to be delivered) to Buyer or Title Insurer, as applicable, on or before the Closing Date the documents set forth in Section 10(a) above;

Each of the representations and warranties of Seller contained in this Agreement shall have been true when made and shall be true in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing, and Seller shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing;

Buyer shall receive from the Title Insurer an ALTA owner’s policy of title insurance for each Property with extended coverage, or irrevocable and unconditional binder to issue the same, with extended coverage for each Real Property in the amount of the applicable Allocated Purchase Price, dated, or updated to, no earlier than the date of the Closing, insuring, or committing to insure, at its ordinary premium rates, Buyer’s good and marketable title in fee simple to the Real Property and otherwise in such form approved by Buyer pursuant to Section 6 hereof and subject only to the Permitted Exceptions (collectively, the “Title Policy”); and

From the Effective Date until Closing, no material adverse change as to the credit ratings of Tenant shall have occurred.

Buyer may at any time or times, at its election, waive any of the conditions to its obligations under this Agreement but any such waiver shall be effective only if contained in a writing signed by Buyer.  If all of the above conditions have not been satisfied, or waived in writing by Buyer, on or prior to the Closing Date, then Buyer shall have the right to terminate this Agreement  in whole or in part as to affected Properties, and upon such termination the Earnest Money or Allocated Deposit Amount, as applicable, shall be refunded to Buyer and thereafter neither Buyer nor Seller shall have any further rights, obligations or liabilities hereunder, or in the case of a partial termination, as to the affected Property, except as otherwise set forth herein.  If the failure of any condition precedent to Buyer’s obligations set forth in this Section 13 arises as a result of a default by Seller under this Agreement, Buyer shall also have the remedies available to Buyer in Section 9(b).

Conditions to Seller’s Obligations.

Seller’s obligation to deliver title to the Properties and proceed to Closing on the terms and conditions of this Agreement shall be subject to satisfaction of the following conditions precedent on and as of the Closing Date:

Buyer shall deliver to Seller upon the Closing the remainder of the Purchase Price as adjusted pursuant to Section 2 hereof;

Buyer shall deliver (or cause to be delivered) to Buyer or Title Insurer, as applicable, on or before the Closing Date the documents set forth in Section 10(b) above; and

The representations and warranties of Buyer contained in this Agreement shall have been true when made and shall be true in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

If all of the above conditions have not been satisfied or waived in writing by Seller on or prior to the Closing Date, then Seller shall have the right to terminate this Agreement, and upon such termination the Earnest Money shall be refunded to Buyer and neither Buyer nor Seller shall have any further rights, obligations or liabilities hereunder, except as otherwise set forth herein.  In the event of the failure of the condition precedent to Seller’s obligations set forth in Section 14(a), Seller shall also have the remedies available to Seller in Section 9(a).

Notices.

All notices and other communications which may be or are required to be given or made by any party to the other in connection herewith shall be in writing and shall be deemed to have been properly given on the date: (i) delivered in person, (ii) deposited in the United States mail, registered or certified, return receipt requested, (iii) delivery via electronic mail to the addresses set out in Section 1 or (iv) deposited with a nationally recognized overnight courier, to the addresses set out in Section 1. Such notices shall be deemed effective upon receipt, provided, however, as to item (iii), receipt occurs on or before 11:59 p.m. (Pacific Time) on a Business Day, otherwise, such notice shall be deemed to have been received on the next succeeding Business Day.  Any address or name specified in Section 1 may be changed by notice given to the addressee by the other party in accordance with this Section 15.  Anything to the contrary notwithstanding, if notice cannot be delivered because of a changed address of which no notice was given as provided, above, or because of rejection or refusal to accept any notice, then receipt of such notice shall be deemed to be as of the date of inability to deliver or rejection or refusal to accept.  Any notice to be given by any party may be given by the counsel for such party.

Seller Pre-Closing Covenants.

From and after the Effective Date and until Closing, Seller agrees that it shall:

continue to operate the Properties in materially the same manner in which Seller has previously operated the Properties;

subject to Section 7 hereof and subject to reasonable wear and tear and damage from fire or other casualty, maintain the Properties in the same condition as exists on the date hereof;

keep the Properties insured for no less than full replacement cost thereof;

not (i) except with respect to an Approved Lease (as defined hereinbelow), enter into, amend, modify, terminate or grant any waiver or approval under any leases, licenses or other occupancy agreements, or any other contracts that would be binding on Buyer or the Property after Closing without the prior written consent of Buyer which may be granted or withheld (A) in Buyer’s reasonable discretion prior to the expiration of the Due Diligence Period and (B) in Buyer’s sole discretion after the expiration of the Due Diligence Period, (ii) transfer, sell or otherwise dispose of any Property, except for the replacement of obsolete personal property in the ordinary course of business, nor (iii) initiate or consent to any zoning reclassification or other change to the zoning, site plan, special use permit or other land use entitlement with respect to the Property, without, in each instance, obtaining the prior written consent of Buyer in its sole and absolute discretion. Notwithstanding anything to the contrary contained in (i) above, Seller will have the right to enter into a new lease or amend any existing lease prior to Closing and without Buyer’s written consent or approval provided that such new lease (or lease amendment): (1) is on market terms consistent with those for properties similar to the applicable Property in the metropolitan statistical area in which the applicable Property is located, (2) does not provide for decreasing rents, (3) does not contain any right of first refusal to purchase, right of first offer to purchase, option to expand its space into adjacent square footage or similar purchase option right, (4) complies with, and provides that the applicable tenant shall comply with, any declaration of covenants or restrictions, all applicable laws, zoning regulations and ordinances, (5) is with respect to a portion of the applicable Property that is subject to a lease, license or other occupancy agreement as of the Effective Date or is currently vacant or becomes vacant prior to the Closing Date and (6) is on Seller’s standard form of lease, a copy of which  is set forth on Schedule 16(d) (an “Approved Lease”).  Seller shall provide Buyer with a copy of any Approved Lease promptly following its execution;

request estoppel certificates in the form provided by Buyer (and reasonably acceptable to Seller) from any parties to any declarations, reciprocal and/or operating easement agreements affecting the Properties (collectively, the “Estoppels”) (if applicable) from all applicable parties prior to the Closing Date and thereafter shall use commercially reasonable efforts to obtain the same; however receipt of the Estoppels shall not be a condition for closing;

promptly inform Buyer in writing of (i) the receipt of a written notice from any applicable governmental authority having jurisdiction of any purported violation of law with respect to the Properties and/or any casualty or condemnation with respect to the Properties or (ii) any other material event which would reasonably be expected to adversely affect the ownership, use, occupancy or maintenance of the Properties, whether insured or not.

Entire Agreement.

This Agreement constitutes the sole and entire agreement among the parties hereto with regard to the subject matter hereof, and no modification of this Agreement shall be binding unless in writing and signed by Buyer and Seller.  No prior agreement or understanding pertaining to the subject matter hereof (including, without limitation, any letter of intent executed prior to this Agreement) shall be valid or of any force or effect from and after the date hereof.

No Representations or Warranties.

Buyer hereby acknowledges, understands and agrees that, as of the expiration of the Due Diligence Period, it will have had an opportunity to inspect the Properties as set forth in Section 6 herein, and except as set forth in this Agreement and the other documents executed and delivered by Seller or its affiliates at Closing, the Properties shall be conveyed at Closing to Buyer in “as-is” condition with no representation or warranties whatsoever.

Applicable Law.

This Agreement shall be construed under the laws of the State of New York, without giving effect to any conflict of laws or principles.

No Brokers.

The Parties hereby represents and warrants to each other that there are no brokers involved or that have a right to proceeds in this transaction or under the Leases other than Seller’s Broker. The commission for Seller’s Broker shall be paid by Seller.  Seller and Buyer each hereby agree to indemnify and hold the other harmless from all loss, cost, damage or expense (including reasonable attorneys’ fees at both trial and appellate levels) incurred by the other as a result of any claim arising out of the acts of the indemnifying party (or others on its behalf) for a commission, finder’s fee or similar compensation made by any broker, finder or any party who claims to have dealt with such party.  The representations, warranties and indemnity obligations contained in this Section 20 shall survive the Closing and delivery of the Deed or the earlier termination of this Agreement.

Attorneys’ Fees.

In any action between Buyer and Seller as a result of failure to perform or a default under this Agreement, the prevailing party shall be entitled to recover from the other party, and the other party shall pay to the prevailing party, the prevailing party’s reasonable attorneys’ fees and disbursements and court costs incurred in such action.

Exclusivity.

Commencing on the Effective Date and continuing through the Closing or earlier termination of this Agreement, Seller will not solicit, accept, negotiate, provide information for, otherwise pursue or respond to (other than to reject) any offers, proposals, expressions of general interest or preliminary discussions for the sale of, or any equity or debt investment or financing or similar transaction with respect to, the Properties.

No Recording.

Buyer may not record this Agreement or any memorandum of short form hereof.

Computation of Time.

The time in which any act under this Agreement is to be done shall be computed by excluding the first day and including the last day.  If the last day of any time period stated herein shall fall on a day other than a Business Day, then the duration of such time period shall be extended so that it shall end on the next succeeding Business Day.  Unless preceded by the word “business,” the word “day” shall mean a calendar day.  The phrase “Business Day” or “Business Days” shall have the meaning set forth in Section 1.  Time is of the essence with respect to this Agreement and the transactions contemplated hereby.

Counterparts; Electronic Signatures.

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to the other party.  Signatures to this Agreement, any amendment hereof and any notice given hereunder, delivered electronically via .pdf, .jpeg, .TIF, .TIFF, DocuSign or similar electronic format shall be deemed an original signature and fully effective as such for all purposes.  Each party agrees to deliver promptly an executed original of this Agreement (and any amendment hereto) with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement (or any amendment hereto), it being expressly agreed that each party to this Agreement shall be bound by its own electronically transmitted signature and shall accept the electronically transmitted signature of the other party to this Agreement.

Binding Effect.

This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

No Offer.

This Agreement is of no force or effect unless it is signed by Seller and Buyer, and a signed copy of this Agreement delivered by Seller to Buyer.  The mailing, delivery or negotiation of this

Agreement by Seller or Buyer or any agent or attorney of Seller or Buyer prior to the execution and delivery of this Agreement as set forth in this clause shall not be deemed an offer by Seller or Buyer to enter into this Agreement, whether on the terms contained in this Agreement or on any other terms.

Waiver of Trial by Jury.

THE RESPECTIVE PARTIES HERETO SHALL AND HEREBY DO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR FOR THE ENFORCEMENT OF ANY REMEDY GRANTED IN THIS AGREEMENT.  THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY SELLER AND BUYER, EACH OF WHOM HEREBY ACKNOWLEDGES THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT.  SELLER AND BUYER EACH FURTHER REPRESENT THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

Assignment.

This Agreement may not be assigned by Buyer or Seller without the prior written consent of the other such party.  Notwithstanding the foregoing, Buyer may assign its rights under this Agreement, without the consent of Seller, to any entity which controls, is controlled by, or is under common control with Buyer (control meaning the power, through ownership of voting rights or contract, to manage the decision making of an entity).  Buyer shall not assign this Agreement to an entity or individual which would make any of the statements, representations or warranties of Buyer set forth in Section 12 of this Agreement untrue or incorrect and any such assignment shall be null and void and without force and effect.  No assignment of this Agreement shall relieve Buyer from any of its obligations set forth herein arising prior to or after the effective date of the assignment.  In addition, Buyer shall have the right to direct Seller, upon written notice to Seller prior to Closing, to transfer any individual Property to one or more affiliates of Buyer in lieu of transferring the Properties to Buyer at Closing.  The final documents to be delivered at Closing, including, without limitation, the deed(s), the Assignment(s) of Intangible Property, and the Leases, shall be conformed to reflect the appropriate transferee as communicated by Buyer in accordance herewith.

Further Assurances.

From time to time, as and when requested by any party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

Severability.

If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

Confidentiality.

The Parties shall maintain the existence of this transaction and the terms and provisions contained herein in the strictest confidence and shall not, without prior written consent of the other Party (which consent may be withheld in either Party’s sole and absolute discretion), disclose to any other person (other than the other Party’s respective attorneys, accountants, consultants, investors, lenders, potential lenders, agents and/or advisors who are involved in the transaction and potential investors on the condition that all such persons shall be directed to comply with the confidentiality provisions hereof) or entity by any means whatsoever: (a) any information pertaining to the Due Diligence Materials, (b) any information pertaining to the Agreement, or (c) any information or documentation (written or oral) provided by either Party or their agents and representatives concerning either Party or their businesses; provided, however, the foregoing provisions shall not prohibit the disclosure of information which: (i) is already known to the disclosing party from sources not known by the disclosing party to be subject to any confidentiality obligations to the other party (after due inquiry), (ii) is or becomes generally available to the public other than as a result of a disclosure by the disclosing party, (iii) is developed by the disclosing party without reference to any Due Diligence Materials or any information obtained by inspection of the Property, or (iii) is required to be disclosed by applicable statute, law, regulation or governmental authority.  Notwithstanding the foregoing, from and after the Closing, the confidentiality provisions contained in Section 51 of the Lease shall control.

Press Release.

Neither Seller nor Buyer shall issue any press release or other public announcement with respect to this Agreement to the press or the public without the prior written consent of the other (not to be unreasonably withheld, conditioned, or delayed); provided, that nothing herein is intended to require Seller’s consent to the identification of Seller, Tenant or the particulars of the transactions contemplated by this Agreement in connection with any marketing or case study materials prepared by Buyer or its affiliates following any press release, public disclosure or other public announcement made by or through Seller.  Notwithstanding the foregoing, Seller and Buyer, or any direct parent entity of Seller or Buyer, may, without the prior consent of the other party, issue a press release or other public disclosure relating to this Agreement and the transactions contemplated hereby, as the disclosing party may determine is required under the Exchange Act, the Securities Act, the rules and regulations of the U.S. Securities and Exchange Commission or any Securities Exchange, or other applicable laws, rules or regulations.

State-Specific Provisions.

Florida:

(i) Seller hereby notifies Buyer that Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon testing may be obtained from your county health department. The foregoing notification is provided pursuant to Section 404.056(5) of the Florida Statutes.

(ii) Each selling entity owning a Property located in the State of Florida hereby indemnifies and holds Buyer harmless from and against any applicable sales and other taxes due and payable by such selling entity (or, if such selling entity is a disregarded entity for tax purposes, by the entity which reports such selling entity’s income on its tax returns) to the Florida Department of Revenue (accruing or pertaining to a period of time prior to the applicable Closing Date) and any claims arising as a result of failure to make any such payments or in connection with any tax returns relating thereto and required to be filed on or prior to the applicable Closing Date.

South Carolina:

Seller and Buyer both hereby acknowledge and agree that the Closing shall occur under the supervision of a lawyer licensed to practice in South Carolina  and in accordance with all requirements of South Carolina law.

Alabama:

(i) The Parties acknowledge that, in accordance with Ala. Code Ann. §§ 18-1A-32 and 18-1A-20, the term “condemnation” as used herein shall also mean “eminent domain”.

(ii) The Parties acknowledge and agree that the ninety (90) day period establishing the claim bar date or other such date as provided herein above may be shorter than the time period set forth in Code of Ala. § 6-2-34. To the fullest extent permitted by law, each Party relinquishes its rights under § 6-2-34. In the event the time period establishing such claim bar date or other such date is held invalid or unenforceable by a court of competent jurisdiction, the Parties agree that: (x) the claim bar date or other such date shall instead be the date that is set forth in § 6-2-34; and (y) such holding shall not affect any other covenants, agreements, conditions, provisions or terms of this Agreement.

North Carolina:

(i) Buyer and Seller acknowledge that the following contracts or provision therein are void as against public policy in North Carolina:

(A) Any provision in a contract entered into in North Carolina that requires the prosecution of any action or the arbitration of any dispute that arises from the contract to be instituted or heard in another state is against public policy and is void and unenforceable. This prohibition shall not apply to non-consumer loan transactions or to any action or arbitration of a dispute that is commenced in another state pursuant to a forum selection provision with the consent of all parties to the contract at the time that the dispute arises;

(B) Any provision in a contract requiring a party to the contract to waive his right to a jury trial is unconscionable as a matter of law and the provision shall be unenforceable. This section does not prohibit parties from entering into agreements to arbitrate or engage in other forms of alternative dispute resolution.

(C) With some exceptions, any deed restriction, covenant, or similar binding agreement that runs with the land that would prohibit, or have the effect of prohibiting, the installation of a solar collector that gathers solar radiation as a substitute for traditional energy for water heating, active space heating and cooling, passive heating, or generating electricity for a residential property on land subject to the deed restriction, covenant, or agreement is void and unenforceable.

(ii) The Parties acknowledge and agree that the time period establishing the claim bar date or other such date  as provided herein above is shorter than the time period set forth in N.C.G.S. Section 1-52. To the fullest extent permitted by law, each Party relinquishes its rights under Section 1-52. In the event the time period establishing the claim bar date or other such date is held invalid or unenforceable by a court of competent jurisdiction, the Parties agree that: (x) the claim bar date or other such date shall instead be the date that is three (3) years and one day after the date of Closing or accrual of the action; and (y) such holding shall not affect any other covenants, agreements, conditions, provisions or terms of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURES APPEAR ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement for Purchase and Sale of Real Property as of the Effective Date.

SELLER: SOUTHSTATE BANK, N.A., a national banking association By: Name: Title:

[signatures continue on following page]

[Signature Page to Agreement for Purchase and Sale of Real Property]

BUYER: ON BEHALF OF EACH ENTITY LISTED ON EXHIBIT D By: Name: Michael Reiter Title: Authorized Representative

[Signature Page to Agreement for Purchase and Sale of Real Property]

JOINDER BY TITLE INSURER

Title Insurer joins in the execution of this Agreement to evidence its agreement to receive, hold and disburse funds and documents in accordance with the terms and provisions of this Agreement.  Title Insurer agrees to act as escrow holder with respect to the Earnest Money in accordance with the terms of this Agreement.  Title Insurer agrees to act as the “Reporting Person” for this transaction and as defined in Section 6045(e) of the Internal Revenue Code and the regulations promulgated thereunder (collectively, the “Reporting Requirements”) and to perform all duties that are required by the Reporting Requirements to be performed by the Reporting Person with respect to this transaction.

TITLE INSURER: FIRST AMERICAN TITLE INSURANCE COMPANY By: Name: Title: